Exhibit 99.1

Vonage Holdings Corp. Signs Letter of Intent to Refinance Outstanding Convertible Debt

Holmdel, NJ, April 25, 2008 – Vonage Holdings Corp. (NYSE: VG), a leading provider of broadband telephone services, announced today that it has signed a non-binding letter of intent with a third party financing source to provide $215 million in a private debt financing. The Company expects that approximately two-thirds of the financing will be provided through a senior secured credit facility and approximately one-third will be provided through issuance of convertible secured notes. The letter of intent is a proposal that will be used as a basis for financing and does not constitute a commitment.

The Company intends to use the net proceeds from this financing, plus cash on hand, to repay, tender for or redeem its existing convertible notes, which can be put to the Company on December 16, 2008 and have a principal amount due of approximately $253 million. As of March 31, 2008, the Company had approximately $190 million in cash and cash equivalents of which $42 million was restricted and $148 million was unrestricted.

John S. Rego, Vonage Chief Financial Officer said, “We are pleased with our progress at this stage of our refinancing efforts, particularly during this extremely challenging time for the credit markets.”

The Company expects to provide an update on the status of its refinancing efforts when it reports first quarter 2008 earnings on May 8, 2008. Additional information regarding the non-binding letter of intent is included in a Form 8-K filed today by the Company with the Securities and Exchange Commission.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with 2.6 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through national retailers including Best Buy, Circuit City, Wal-Mart Stores Inc. and Target and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s proposed financing. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the Company’s ability to consummate the financing arrangement, which is subject to numerous uncertainties, including but not limited to completion of due diligence review by the financing party, successful negotiation among the Company and the financing party of a commitment for the financing arrangement and successful negotiation of definitive documentation for the financing arrangement. The consummation of the transactions may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Vonage Investor Contacts:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Michael Zema 732.528.2677 michael.zema@vonage.com

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